FOR IMMEDIATE RELEASE

                                   Contacts:  Joseph D. Pititto
                                              Sr. Director Investor Relations
                                              (516) 468-9212
                                              invest@peri.com


                    Periphonics Announces $3.5 Million Order
       From A Major European Wireless Telecommunications Service Provider

                 Company Also Announces Stock Repurchase Program


     BOHEMIA,  NEW YORK - August  6,  1998 -  Periphonics  Corporation  (NASDAQ:
PERI), a leading worldwide provider of products and services for call processing solutions used in Computer Telephony Integration (CTI) and Telecom Enhanced Network Services, today announced that it has received an order to provide its VPS/is2 digital platform to a major European wireless telecommunications service provider. The order was received from one of the company's European distribution partners and is valued at approximately $3.5 million. Based on the proposed delivery schedule, the company anticipates recognizing revenue from the order over a six-to-nine month period beginning in its fiscal second quarter.

     The wireless service provider plans to use the Periphonics systems for multiple applications, including both enhanced network services and customer services. The project also includes the Periphonics open resource platform ("OSCAR") to support advanced speech processing capabilities such as large vocabulary recognition and text-to-speech in the local language.

     Periphonics also announced today that its board of directors has authorized the repurchase of up to 1.3 million shares of the company's common stock. The company plans to repurchase the stock in the open market. The timing of repurchases and number of shares actually repurchased will depend on stock price and business considerations. The company currently has approximately 13.8 million shares outstanding.

     Peter Cohen, Periphonics Chairman and Chief Executive Officer, said, "This latest contract further enhances our industry-leading market position in Europe, where we anticipate continued strong growth during fiscal 1999. Based on a growing number of good opportunities we see in our business pipeline throughout the world, management continues to believe that the company's prospects for long-term growth remain very good. However, in the short term, it bears repeating that the first quarter is historically our slowest in terms of sales and we anticipate that this pattern will continue. The board's decision to authorize a stock repurchase program is based on our (more)belief that the current stock price does not reflect the company's strong position in a growing worldwide marketplace for our products and professional services and our potential for long-term growth. We view the repurchase program as part of our overall effort to enhance shareholder value."

     Periphonics Corporation develops, markets and supports products and professional services for Computer Telephony Integration (CTI) and for Telecom Enhanced Network Services using technologies such as interactive voice response
(IVR), speech input, messaging, fax, and web browsers. The Company's products and services automate call transaction processing, increase call-center agent productivity, and often create new revenue streams for its customers. Headquartered in Bohemia, New York (Long Island), Periphonics has systems installed in more than 50 countries.

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     A number of statements contained in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: fluctuations in product demand, pricing, market acceptance, litigation, risks in product and technology development, length of the sales cycle, uneven timing of orders from and shipments to customers, delays in development and customer acceptance of custom software applications, delays in delivery of orders due to fluctuations in inventory, as well as general economic conditions and other risk factors. For a more detailed description of risk factors, please refer to the Company's Securities and Exchange Commission filings including the Company's Forms 10-Q and Form 10-K and Annual Report.